Exhibit 8.1

AEGON N.V. AEGONplein 50 PO Box 85 2501 CB The Hague The Netherlands	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 Tel 212 610 6300 Fax 212 610 6399

Our ref 0042338-0000601 NY:30801225.3
December 21, 2017

RE: AEGON N.V. Registration Statement on Form F-3 (PSPP)

Ladies and Gentlemen:

We have acted as special United States tax counsel for AEGON N.V. in connection with the preparation of the registration statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, of which the prospectus (the “Prospectus”) forms a part. The Registration Statement and Prospectus relate to the registration under the Securities Act of an aggregate amount of 1,256,914 shares of common stock, par value EUR 0.12 per share of AEGON N.V. (the “Common Stock”) to be delivered pursuant to the Transamerica Corporation Producers’ Stock Purchase Plan (the “Plan”).

As United States tax counsel, we have advised AEGON N.V. with respect to certain material United States federal income tax consequences of participation in the Plan. This advice is summarized under the heading “Certain Federal Income Tax Consequences” (the “Discussion”) in the Prospectus. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus. We hereby consent to the reference to us in those sections and the filing with the Commission of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

The statements set forth in the Discussion are not binding on the Internal Revenue Service (the “IRS”) or the courts and, accordingly, there can be no assurances that the IRS will not contend, and that a court will not ultimately hold, that any of the conclusions set forth therein are incorrect. Such opinions are based on the Internal Revenue Code of 1986 (the “Code”), as amended, Treasury regulations, case law and IRS rulings or pronouncements, in each case as currently in effect as of the date hereof. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would remain unchanged. We undertake no responsibility to update or supplement this opinion.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

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